Transcept Pharmaceuticals Announces Plans to Reduce Expenses Through a Reduction in Force and a Restructuring of its Board of Directors

POINT RICHMOND, Calif., Nov. 13, 2013 -- Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced plans to reduce expenses by implementing a reduction in force and restructuring its Board of Directors. Transcept plans to adopt these changes in order to conserve cash while it works with Leerink Swann to evaluate strategies to maximize value for shareholders.

Transcept plans to eliminate 6 employee positions, or approximately 43% of its workforce. The majority of these positions will be eliminated by year-end, with certain employees retained through a transition into early 2014. Once fully implemented, this organizational change will reduce current annualized payroll and benefit expenses by approximately $865,000. Severance and benefit continuation charges in accordance with existing agreements are estimated to be approximately $532,000 and are expected to be recognized primarily during the fourth quarter of 2013 and first half of 2014. Transcept also expects to recognize a stock compensation charge associated with the modification of certain stock options in connection with the reduction in force that will be determined and recognized primarily in the fourth quarter of 2013. After full implementation of the reduction in force, Transcept will have 8 remaining employees.

Effective at the end of December 2013, Transcept will also restructure its Board of Directors. Glenn A. Oclassen, the Company’s President and Chief Executive Officer, will assume the role of Chairman of the Board and Chief Executive Officer. Concurrently, G. Kirk Raab, the Company’s current Chairman of the Board, will move to the position of Lead Director. Christopher B. Ehrlich, a longstanding member of the Transcept Board of Directors, will resign from the Board effective at the end of December 2013. This restructuring will save the Company approximately $180,000 on an annualized basis, or 36% of its board governance costs.

Transcept has agreed to increase the change-in-control severance benefit for Leone Patterson, the Transcept Chief Financial Officer, from 1.25 times her base salary to 1.5 times her base salary. To offset this potential increase in expense, the change-in-control severance arrangement for Glenn A. Oclassen has been reduced from 2 times his base salary to 1 times his base salary.

Glenn A. Oclassen, President and Chief Executive Officer, stated, “These cost containment steps are consistent with our long standing principle of conservative cash management and, once fully implemented, will save Transcept a total of approximately $1.0 million on an annualized basis.”

Mr. Oclassen continued, "This decision was a difficult one for all of us, especially given the high quality of the people affected.  We are extremely grateful to all of our employees for their significant efforts and contributions to Transcept, and to Mr. Ehrlich, for his valuable service to our Board of Directors.”

About Transcept
Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products to address important therapeutic needs in the field of neuroscience.  The company's lead development candidate is TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug.  Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.

In addition to advancing TO-2070, Transcept continues to evaluate opportunities to supplement its development pipeline with new programs appropriate to its area of expertise.  The Transcept management team developed Intermezzo® from concept to its approval by the FDA in 2011.  Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Forward looking statements
This press release contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the following: the timing, nature and effect of our plans to reduce expenses, including a reduction in force and restructuring of our Board of Directors; our expectation regarding our conservation of cash; our pursuit of strategic initiatives to increase stockholder value; expectations that TO-2070 may offer significant migraine treatment benefits beyond existing treatments; and future opportunities to supplement the Transcept development pipeline. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements.  Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; our dependence on our collaboration with Purdue; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our ability to develop TO-2070; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo and TO-2070; our ability to identify and finance additional product candidates for in-licensing or acquisition; and the ability of Transcept to obtain additional funding, if needed, to support its business activities.   These and other risks are described in greater detail in the "Risk Factors" section of Transcept periodic reports filed with the SEC.  Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make.  Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com